UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2004

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27212 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)

201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)

(949) 450-5400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     As we reported by press release dated August 10, 2004 and in a report on Form 8-K filed on August 12, 2004, Katherine G. Greenberg resigned as our Chief Financial Officer and Senior Vice President, effective August 10, 2004. In connection with her resignation, we engaged in discussions with Ms. Greenberg to finalize a separation agreement pursuant to which we would provide her with certain benefits in exchange for, among other things, our receipt of a general release of claims and her cooperation in helping us with the transition of her successor, Michael R. Rodriguez, our current Chief Financial Officer and Senior Vice President.

     On August 27, 2004, we executed a General Release of All Claims with Ms. Greenberg, which is effective as of August 10, 2004. Pursuant to the terms of the General Release, we agreed to continue to pay Ms. Greenberg her current base salary of $185,000 per year via semi-monthly salary continuation payments for a period of 12 months following her resignation. In addition, to the extent that Ms. Greenberg elects to receive continuation of her health benefits pursuant to COBRA during the 12 months following her resignation, we have agreed to reimburse her for the monthly cost of such benefits, up to the monthly amount we paid for such benefits prior to her resignation. Finally, we have agreed to permit Ms. Greenberg to continue to vest in all stock options previously granted by us through July 31, 2005. In consideration for these and other benefits included in the General Release, Ms. Greenberg has provided us with a general release of claims and has agreed to cooperate in helping us with the transition of her successor.

     The description of the terms of our agreement with Ms. Greenberg is qualified in its entirety by reference to the General Release of All Claims filed with this current report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
10.1	General Release of All Claims by and between Endocare, Inc. and Katherine G. Greenberg entered into as of August 10, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
September 1, 2004	By:	/s/ William J. Nydam
William J. Nydam
President & Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	General Release of All Claims by and between Endocare, Inc. and Katherine G. Greenberg entered into as of August 10, 2004.